CUSTODIAN AGREEMENT


THIS CUSTODIAN AGREEMENT dated August 19, 1996, between Growth Trust, a Massachusetts business trust, (the "Trust"), on behalf of its underlying series portfolio, Aggressive Growth Portfolio, and American Express Trust Company, a corporation organized under the laws of the State of Minnesota with its principal place of business at Minneapolis, Minnesota (the "Custodian").

WHEREAS, the Trust desires that its securities and cash be hereafter held and administered by Custodian pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and the Custodian agree as follows:

Section 1.  Definitions

The word "securities" as used herein shall be construed to include, without being limited to, units, stocks, treasury stocks, including any stocks of this Trust, notes, bonds, debentures, evidences of indebtedness, options to buy or sell stocks or stock indexes, certificates of interest or participation in any profit-sharing agreements, collateral trust certificates, preorganization certificates or subscriptions, transferable units, investment contracts, voting trust certificates, certificates of deposit for a security, fractional or undivided interests in oil, gas or other mineral rights, or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, acceptances and other obligations and any evidence of any right or interest in or to any cash, property or assets and any interest or instrument commonly known as a security. In addition, for the purpose of this Custodian Agreement, the word "securities" also shall include other instruments in which the Trust may invest including currency forward contracts and commodities such as interest rate or index futures contracts, margin deposits on such contracts or options on such contracts.

The words "custodian order" shall mean a request or direction, including a computer printout, directed to the Custodian and signed in the name of the Trust by any two individuals designated in the current certified list referred to in
Section 2.

The word "facsimile" shall mean an exact copy or likeness which is electronically transmitted for instant reproduction.

Section 2. Names, Titles and Signatures of Authorized Persons

The Trust will certify to the Custodian the names and signatures of its present officers and other designated persons authorized on behalf of the Trust to direct the Custodian by custodian order as herein before defined. The Trust agrees that whenever any change occurs in this list it will file with the Custodian a copy of a resolution certified by the Secretary or an Assistant Secretary of the Trust as having been duly adopted by the Board of Trustees (the "Board") or the Executive Committee of the Board designating those persons currently authorized on behalf of the Trust to direct the Custodian by custodian order, as herein before defined, and upon such filing (to be accompanied by the filing of specimen signatures of the designated persons) the persons so designated in said resolution shall constitute the current certified list. The Custodian is authorized to rely

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and act upon the names and signatures of the individuals as they appear in the most recent certified list from the Trust which has been delivered to the Custodian as herein above provided.

Section 3. Use of Subcustodians

The Custodian may make arrangements, where appropriate, with other banks having not less than two million dollars aggregate capital, surplus and undivided profits for the custody of securities. Any such bank selected by the Custodian to act as subcustodian shall be deemed to be the agent of the Custodian.

The Custodian also may enter into arrangements for the custody of securities entrusted to its care through foreign branches of United States banks; through foreign banks, banking institutions or trust companies; through foreign subsidiaries of United States banks or bank holding companies, or through foreign securities depositories or clearing agencies (hereinafter also called, collectively, the "Foreign Subcustodian" or indirectly through an agent, established under the first paragraph of this section, if and to the extent permitted by Section 17(f) of the Investment Company Act of 1940 and the rules promulgated by the Securities and Exchange Commission thereunder, any order issued by the Securities and Exchange Commission, or any "no-action" letter received from the staff of the Securities and Exchange Commission. To the extent the existing provisions of the Custodian Agreement are consistent with the requirements of such Section, rules, order or no-action letter, they shall apply to all such foreign custodianships. To the extent such provisions are inconsistent with or additional requirements are established by such Section, rules, order or no-action letter, the requirements of such Section, rules, order or no-action letter will prevail and the parties will adhere to such requirements; provided, however, in the absence of notification from the Trust of any changes or additions to such requirements, the Custodian shall have no duty or responsibility to inquire as to any such changes or additions.

Section 4. Receipt and Disbursement of Money

(1) The Custodian shall open and maintain a separate account or accounts in the name of the Trust or cause its agent to open and maintain such account or accounts subject only to checks, drafts or directives by the Custodian pursuant to the terms of this Agreement. The Custodian or its agent shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Trust. The Custodian or its agent shall make payments of cash to or for the account of the Trust from such cash only:

(a) for the purchase of securities for the portfolio of the Trust upon the receipt of such securities by the Custodian or its agent unless otherwise instructed on behalf of the Trust;

(b)      for the purchase or redemption of units of capital stock of the Trust;

(c) for the payment of interest, dividends, taxes, management fees, or operating expenses (including, without limitation thereto, fees for legal, accounting and auditing services);

(d) for payment of distribution fees, commissions, or redemption fees, if any;


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(e)      for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Trust held by or to be delivered to the Custodian;

(f) for payments in connection with the return of securities loaned by the Trust upon receipt of such securities or the reduction of collateral upon receipt of proper notice;

(g)      for payments for other proper corporate purposes;

(h)      or upon the termination of this Agreement.

Before making any such payment for the purposes permitted under the terms of items (a), (b), (c), (d), (e), (f) or (g) of paragraph (1) of this section, the Custodian shall receive and may rely upon a custodian order directing such payment and stating that the payment is for such a purpose permitted under these items (a), (b), (c), (d), (e), (f) or (g) and that in respect to item (g), a copy of a resolution of the Board or of the Executive Committee of the Board signed by an officer of the Trust and certified by its Secretary or an Assistant Secretary, specifying the amount of such payment, setting forth the purpose to be a proper corporate purpose, and naming the person or persons to whom such payment is made. Notwithstanding the above, for the purposes permitted under items (a) or (f) of paragraph (1) of this section, the Custodian may rely upon a facsimile order.

(2) The Custodian is hereby appointed the attorney-in-fact of the Trust to endorse and collect all checks, drafts or other orders for the payment of money received by the Custodian for the account of the Trust and drawn on or to the order of the Trust and to deposit same to the account of the Trust pursuant to this Agreement.

Section 5. Receipt of Securities

Except as permitted by the second paragraph of this section, the Custodian or its agent shall hold in a separate account or accounts, and physically segregated at all times from those of any other persons, firms or corporations, pursuant to the provisions hereof, all securities received by it for the account of the Trust. The Custodian shall record and maintain a record of all certificate numbers. Securities so received shall be held in the name of the Trust, in the name of an exclusive nominee duly appointed by the Custodian or in bearer form, as appropriate.

Subject to such rules, regulations or guidelines as the Securities and Exchange Commission may adopt, the Custodian may deposit all or any part of the securities owned by the Trust in a securities depository which includes any system for the central handling of securities established by a national securities exchange or a national securities association registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, or such other person as may be permitted by the Commission, pursuant to which system all securities of any particular class or series of any issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of such securities.

All securities are to be held or disposed of by the Custodian for, and subject at all times to the instructions of, the Trust pursuant to the terms of this Agreement.


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The Custodian shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities, except pursuant to the directive of the Trust and only for the account of the Trust as set forth in Section 6 of this Agreement.

Section 6. Transfer Exchange, Delivery, etc. of Securities

The Custodian shall have sole power to release or deliver any securities of the Trust held by it pursuant to this Agreement. The Custodian agrees to transfer, exchange or deliver securities held by it or its agent hereunder only:

(a) for sales of such securities for the account of the Trust, upon receipt of payment therefor;

(b) when such securities are called, redeemed, retired or otherwise become payable;

(c) for examination upon the sale of any such securities in accordance with "street delivery" custom which would include delivery against interim receipts or other proper delivery receipts;

(d) in exchange for or upon conversion into other securities alone or other securities and cash whether pursuant to any plan of

(e) merger, consolidation, reorganization, recapitalization or readjustment, or otherwise;

(f) for the purpose of exchanging interim receipts or temporary certificates for permanent certificates;

(g) upon conversion of such securities pursuant to their terms into other securities;

(h) upon exercise of subscription, purchase or other similar rights represented by such securities; for loans of such securities by the Trust receipt of collateral; or

(i)      for other proper corporate purposes.

As to any deliveries made by the Custodian pursuant to items (a), (b), (c), (d),
(e), (f), (g) and (h), securities or cash received in exchange therefore shall be delivered to the Custodian, its agent, or to a securities depository. Before making any such transfer, exchange or delivery, the Custodian shall receive a custodian order or a facsimile from the Trust requesting such transfer, exchange or delivery and stating that it is for a purpose permitted under Section 6 (whenever a facsimile is utilized, the Trust will also deliver an original signed custodian order) and, in respect to item (i), a copy of a resolution of the Board or of the Executive Committee of the Board signed by an officer of the Trust and certified by its Secretary or an Assistant Secretary, specifying the securities, setting forth the purpose for which such payment, transfer, exchange or delivery is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom such transfer, exchange or delivery of such securities shall be made.

Section 7. Custodian's Acts Without Instructions

Unless and until the Custodian receives a contrary custodian order from the Trust, the Custodian shall or shall cause its agent to:


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(a)      present for payment  all  coupons  and other  income  items held by the
         Custodian or its agent for the account of the Trust which call for payment upon presentation and hold all cash received by it upon such payment for the account of the Trust;

(b) present for payment all securities held by it or its agent which mature or when called, redeemed, retired or otherwise become payable;

(c) ascertain all stock dividends, rights and similar securities to be issued with respect to any securities held by the Custodian or its agent hereunder, and to collect and hold for the account of the Trust all such securities; and

(d) ascertain all interest and cash dividends to be paid to security holders with respect to any securities held by the Custodian or its agent, and to collect and hold such interest and cash dividends for the account of the Trust.

Section 8.  Voting and Other Action

Neither the Custodian nor any nominee of the Custodian shall vote any of the securities held hereunder by or for the account of the Trust. The Custodian shall promptly deliver to the Trust all notices, proxies and proxy soliciting materials with relation to such securities, such proxies to be executed by the registered holder of such securities (if registered otherwise than in the name of the Trust), but without indicating the manner in which such proxies are to be voted.

Custodian shall transmit promptly to the Trust all written information (including, without limitation, pendency of calls and maturities of securities and expirations of rights in connection therewith) received by the Custodian from issuers of the securities being held for the Trust. With respect to tender or exchange offers, the Custodian shall transmit promptly to the Trust all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or his agents) making the tender or exchange offer.

Section 9. Transfer Taxes

The Trust shall pay or reimburse the Custodian for any transfer taxes payable upon transfers of securities made hereunder, including transfers resulting from the termination of this Agreement. The Custodian shall execute such certificates in connection with securities delivered to it under this Agreement as may be required, under any applicable law or regulation, to exempt from taxation any transfers and/or deliveries of any such securities which may be entitled to such exemption.

Section 10. Custodian's Reports

The Custodian shall furnish the Trust as of the close of business each day a statement showing all transactions and entries for the account of the Trust. The books and records of the Custodian pertaining to its actions as Custodian under this Agreement and securities held hereunder by the Custodian shall be open to inspection and audit by officers of the Trust, internal auditors employed by the Trust's investment advisor, and independent auditors employed by the Trust. The Custodian shall furnish the Trust in such form as may reasonably be requested by the Trust a report, including a list of the

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securities held by it in custody for the account of the Trust, identification of any subcustodian, and identification of such securities held by such subcustodian, as of the close of business of the last business day of each month, which shall be certified by a duly authorized officer of the Custodian.
It is further understood that additional reports may from time to time be requested by the Trust. Should any report ever be filed with any governmental authority pertaining to lost or stolen securities, the Custodian will concurrently provide the Trust with a copy of that report.

The Custodian also shall furnish such reports on its systems of internal accounting control as the Trust may reasonably request from time to time.

Section 11. Concerning Custodian

For its services hereunder the Custodian shall be paid such compensation at such times as may from time to time be agreed on in writing by the parties hereto in a Custodian Fee Agreement.

The Custodian shall not be liable for any action taken in good faith upon any custodian order or facsimile herein described or certified copy of any resolution of the Board or of the Executive Committee of the Board, and may rely on the genuineness of any such document which it may in good faith believe to have been validly executed.

The Trust agrees to indemnify and hold harmless Custodian and its nominee from all taxes, charges, expenses, assessments, claims and liabilities (including counsel fees) incurred or assessed against it or its nominee in connection with the performance of this Agreement, except such as may arise from the Custodian's or its nominee's own negligent action, negligent failure to act or willful misconduct. Custodian is authorized to charge any account of the Trust for such items. In the event of any advance of cash for any purpose made by Custodian resulting from orders or instructions of the Trust, or in the event that Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Trust shall be security therefor.

The Custodian shall maintain a standard of care equivalent to that which would be required of a bailee for hire and shall not be liable for any loss or damage to the Trust resulting from participation in a securities depository unless such loss or damage arises by reason of any negligence, misfeasance, or willful misconduct of officers or employees of the Custodian, or from its failure to enforce effectively such rights as it may have against any securities depository or from use of an agent, unless such loss or damage arises by reason of any negligence, misfeasance, or willful misconduct of officers or employees of the Custodian, or from its failure to enforce effectively such rights as it may have against any agent.

Section 12. Termination and Amendment of Agreement

The Trust and the Custodian mutually may agree from time to time in writing to amend, to add to, or to delete from any provision of this Agreement.



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The Custodian may terminate this Agreement by giving the Trust ninety days'
written notice of such termination by registered mail addressed to the Trust at its principal place of business.

The Trust may terminate this Agreement at any time by written notice thereof delivered, together with a copy of the resolution of the Board authorizing such termination and certified by the Secretary of the Trust, by registered mail to the Custodian.

Upon such termination of this Agreement, assets of the Trust held by the Custodian shall be delivered by the Custodian to a successor custodian, if one has been appointed by the Trust, upon receipt by the Custodian of a copy of the resolution of the Board certified by the Secretary, showing appointment of the successor custodian, and provided that such successor custodian is a bank or trust company, organized under the laws of the United States or of any State of the United States, having not less than two million dollars aggregate capital, surplus and undivided profits. Upon the termination of this Agreement as a part of the transfer of assets, either to a successor custodian or otherwise, the Custodian will deliver securities held by it hereunder, when so authorized and directed by resolution of the Board, to a duly appointed agent of the successor custodian or to the appropriate transfer agents for transfer of registration and delivery as directed. Delivery of assets on termination of this Agreement shall be effected in a reasonable, expeditious and orderly manner; and in order to accomplish an orderly transition from the Custodian to the successor custodian, the Custodian shall continue to act as such under this Agreement as to assets in its possession or control. Termination as to each security shall become effective upon delivery to the successor custodian, its agent, or to a transfer agent for a specific security for the account of the successor custodian, and such delivery shall constitute effective delivery by the Custodian to the successor under this Agreement.

In addition to the means of termination herein before authorized, this Agreement may be terminated at any time by the vote of a majority of the outstanding units of the Trust and after written notice of such action to the Custodian.

Section 13. Limitations of Liability of the Trustees and Unitholders of Trust

A copy of the Declaration of Trust, dated October 2, 1995, together with all amendments, is on file in the office of the Secretary of State of the Commonwealth of Massachusetts. The execution and delivery of this Agreement have been authorized by the Trustees and the Agreement has been signed by an authorized officer of the Trust. It is expressly agreed that the obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, unitholders, nominees, officers, agents or employees of the Trust, personally, but bind only the assets and property of the Trust, as provided in the Declaration of Trust.

Section 14. General

Nothing expressed or mentioned in or to be implied from any provision of this Agreement is intended to, or shall be construed to give any person or corporation other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement, or any covenant, condition or provision herein contained, this Agreement and all of the covenants, conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.


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This Agreement shall be governed by the laws of the State of Minnesota.

This Agreement supersedes all prior agreements between the parties.

GROWTH TRUST
Aggressive Growth Portfolio


By: /s/  Leslie L. Ogg
         Leslie L. Ogg
         Vice President


AMERICAN EXPRESS TRUST COMPANY


By: /s/  Chandrakant A. Patel
         Chandrakant A. Patel
         Vice President